Exhibit 10.32

AWARD TERMS OF
OPTIONS GRANTED UNDER
[THE CHEMOURS COMPANY EQUITY AND INCENTIVE PLAN]
[THE CHEMOURS COMPANY 2017 EQUITY AND INCENTIVE PLAN]
FOR GRANTEES LOCATED OUTSIDE THE U.S.

Introduction

You have been granted stock options under [The Chemours Company Equity and Incentive Plan] [The Chemours Company 2017 Equity and Incentive Plan] (“Plan”), subject to the following Award Terms.  This grant is also subject to the terms of the Plan, which is hereby incorporated by reference.  However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”).  A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at: www.benefits.ml.com.

Grant Award Acceptance

You must expressly accept the terms and conditions of your Award as set forth in this Agreement.  To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.  Award recipients in Belgium should contact the local Shares Coordinator for information on award acceptance.

IF YOU DO NOT ACCEPT YOUR AWARD IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR AWARD WILL BE SUBJECT TO CANCELLATION.

Date of Grant	[March 1, 2017] (“Date of Grant”)
Type of Options	Non-qualified stock options (“Options”)
Exercise Price	$[●]
Expiration Date	The Options will expire no later than [March 1, 2027] or two years after the date of your death if earlier. However, the Options may expire sooner. Please refer to “Termination of Employment” below.
Vesting Schedule

One-third (33-1/3%) of the Options (rounded to a whole number of shares) will become exercisable on [March 1, 2018].

An additional one-third (33-1/3%) of the Options (rounded to a whole number of shares) will become exercisable on [March 1, 2019].

sf-3732478

The remaining one-third (33-1/3%) of the Options (rounded to a whole number of shares) will become exercisable on [March 1, 2020].
Termination of Employment
Under 60/10 Rule

If you terminate employment (other than for Cause) after attainment of age 60 with at least 10 years of service, the Options will be exercisable through the date that is three years after the date of your termination of employment, or, if earlier, the Expiration Date set forth above.  After that date, any unexercised Options will expire.  Any unvested Options as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above.

Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable treatment applicable to the Options pursuant to this section being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of your termination of employment, and the Options will be treated as set forth in the other sections of this Agreement, as applicable.

Due to Death or Disability

The Options will be exercisable through the date that is two years after the date of your termination of employment or, if earlier, the Expiration Date set forth above.  After that date, any unexercised Options will expire.  Any unvested Options as of the date of your termination of employment will be automatically vested.

Due to Any Other Reason (Including Divestiture to Entity Less Than 50% Owned by Chemours)

Vested Options will be exercisable through the date that is 90 days after the date of your termination of employment or, if earlier, the Expiration Date set forth above.  After that date, any unexercised Options will expire.  Any unvested Options as of the date of your termination of employment will be forfeited.

Restricted Conduct

If you engage in any of the restricted conduct described in subparagraphs through (iv) below for any reason, in addition to all remedies in law and/or equity available to the Company, you shall forfeit all Options (whether or not vested) and shall immediately pay to the Company, with respect to previously exercised Options, an amount equal to (x) the per share Fair Market Value of the Stock on the date on which the Stock was issued with respect to the sf-3732478

applicable previously exercised Options times the number of shares of Stock underlying such previously exercised Options, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount.  For purposes of subparagraphs (i) through (v) below, “Company” shall mean The Chemours Company and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

(i) Non-Disclosure of Confidential Information.  During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and / or its business that is not generally known outside the Company, which includes, but is not limited to, (a) trade secrets; (b) intellectual property, including but not limited to inventions, invention disclosures and patent applications; (c) information regarding the Company’s present and/or future products, developments, processes and systems, budgets, proposals, marketing plans, financial data and projections, suppliers, vendors, inventions, formulas, data bases, know how, ideas, developments, experiments, improvements, computer programs, software, technology, blue prints, specifications and compilations of information; (d) information about employees and employee relations, including but not limited to training manuals and procedures, recruitment method and procedures, recruitment and distribution techniques, business plans and projections, employment contracts and employee handbooks; (e) information on customers or potential customers, including but not limited to customers’ names, sales records, prices, particularities, preferences and manner of doing business, and other terms of sales and Company cost information; and (f) information received in confidence by the Company from third parties.  Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.); and/or

(ii) Solicitation of Employees.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, any employee, agent or consultant of the Company to terminate his/her employment or association with the Company; and/or sf-3732478

(iii) Solicitation of Customers.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not directly or indirectly, on behalf of yourself or any other person, company or entity, call on, contact, service or solicit competing business from customers or prospective customers of Company if, within the two years prior to the termination of your employment, you had or made contact with the customer, or received or had access to Confidential Information about the customer; and/or

(iv) Non-Competition.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not, directly or indirectly, in any capacity, (a) compete or engage in a business similar to that of Company, (b) compete or engage in a business similar to that which the Company has plans to engage, or has engaged in during the two years prior to your termination, if, within this two-year period, you received or had access to Confidential Information regarding the proposed plans or the business in which Company engaged; or (c) take any action to invest in (other than a non-controlling ownership of securities issued by publicly held corporations), own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to Company.

Geographic Scope

You acknowledge that due to the broad scope of Company’s customer base, the following geographic scope for subsections (iii) - (iv) of this Restricted Conduct section is necessary.  Your non-competition and non-solicitation obligations under this Agreement shall include: (a) any territory in which you performed your duties for the Company; (b) any territory in which Company has customers about which you received or had access to Confidential Information during your employment; (c) any territory in which you solicited customers; or (d) any territory in which Company plans to expand its market share about which you received or had access to Confidential Information during your employment with Company.

Recoupment Policy	This Award shall be subject to the Company’s Incentive Compensation Clawback Policy (as it may be amended from time to time), the terms of which are incorporated herein by reference.
Repayment/Forfeiture

Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

sf-3732478

Exercise Methods	There are four exercise methods from which to choose. Due to local legal requirements, not all methods are available in all countries.
Withholding

You acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Stock acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent).

Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Non-transferability	You may not transfer these Options, except by will or laws of descent and distribution. The Options are exercisable during your lifetime only by you or your guardian or legal representative.

sf-3732478

Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Appendix

Notwithstanding any provisions in these Award Terms, the Options shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement and to any special terms and provisions as set forth in Appendix B for your country, if any.  Moreover, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix A and B constitute part of these Award Terms.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in this Agreement, on the Options and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

sf-3732478

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Options.  These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Award Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Terms or the Plan.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any stock or directorships held in the Company, details of all Options or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the Company, its Subsidiaries and Affiliates, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary sf-3732478

amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consent herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other awards or administer or maintain such awards (i.e., the award would be null and void).  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Nature of Grant

By participating in the Plan, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of Options, even if Options have been granted in the past; (c) all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company; (d) you are voluntarily participating in the Plan; (e) the Options are not intended to replace any pension rights or compensation; (f) unless otherwise agreed with the Company, the Options and the shares of Stock subject to the Options, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate; (g) the Options and the income and value of same are not part of normal or expected compensation for any purpose including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty; (i) if the underlying shares of Stock do not increase in value, the Option will have no value; (j) if you exercise the Option and acquire shares of Stock, the value of such shares of Stock may increase or decrease in value, even below the exercise price; (k) no claim or entitlement to compensation or damages shall arise from forfeiture of the sf-3732478

Options resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Options to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (l) for purposes of the Options, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (1) your right to vest in the Options under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (2) the period (if any) during which you may exercise the Options after such termination of your employment will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on an approved leave of absence); (m) unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and (n) neither the Company, the Employer nor sf-3732478

any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Options or of any amount due to you pursuant to the exercise of the Options or the subsequent sale of any shares of Stock acquired upon exercise.

No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Venue

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Options or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County.  Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

Language

If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

sf-3732478

Insider Trading/Market Abuse Laws

You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Foreign Asset/ Account Reporting Requirements

Your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt.  You acknowledge that it is your responsibility to comply with such regulations, and you should consult your personal legal advisor for any details.

sf-3732478

APPENDIX B

COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Options granted to you under the Plan if you reside in one of the countries listed herein.  These terms and conditions are in addition to, or if so indicated, in place of the terms and conditions set forth in the Award Terms or Appendix A.

You should be aware that local exchange control laws may apply to you as a result of your participation in the Plan.  By accepting the Options, you agree to comply with applicable exchange control laws associated with your participation in the Plan.  If you have any questions regarding your responsibilities in this regard, you agree to seek advice from your personal legal advisor, at your own cost, and further agree that neither the Company nor any Subsidiary or Affiliate will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Options are granted or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

BELGIUM

There are no country specific provisions.

BRAZIL

Compliance with Law.  By accepting the Options, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of the Options, the receipt of any dividends, and the sale of shares of Stock acquired under the Plan.

Labor Law Acknowledgement.  This provision supplements the acknowledgments contained in the Nature of Grant section of Appendix A:

By accepting the Options, you agree that (i) you are making an investment decision, (ii) you can exercise the Option only if the vesting conditions are met and any necessary services are rendered by you over the vesting period, and (iii) the value of the underlying shares of Stock is not fixed and may increase or decrease in value over the vesting period without compensation to you.

CHINA

Cashless Exercise Restriction.  Notwithstanding anything to the contrary in the Award Terms, you will be required to pay the exercise price by a cashless exercise through a licensed securities broker acceptable to the Company, such that all shares of Stock subject to the exercised Options will be sold immediately upon exercise and the proceeds of sale, sf-3732478

less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations.  The Company reserves the right to provide you with additional methods of exercise depending on the development of local law.

Expiration Date.  Notwithstanding anything to the contrary in the Award Terms, in the event of your termination of employment with the Company or its Subsidiaries or Affiliates, you shall be permitted to exercise the Options for the shorter of the post-termination exercise period (if any) set forth in this Agreement and six months (or such other period as may be required by the State Administration of Foreign Exchange (“SAFE”)) after the date of termination of your active service.  At the end of the post-termination exercise period specified by SAFE, any unexercised portion of the Options shall immediately expire.

Exchange Control Restriction.  You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate to China the cash proceeds from the cashless exercise of the Options.  You further understand that, under local law, such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Company or a Subsidiary or Affiliate of the Company and you hereby consent and agree that the proceeds from the cashless exercise of the Options may be transferred to such special account prior to being delivered to you.  The proceeds may be paid in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid in U.S. dollars, you acknowledge that you may be required to set up a U.S. dollar bank account in China so that the proceeds may be delivered to this account.  If the proceeds are converted to local currency, you acknowledge that the Company (including its Subsidiaries and Affiliates) is under no obligation to secure any currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in China.  You agree to bear any currency fluctuation risk between the date the Options are exercised and the time that (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and (ii) net proceeds are converted to local currency and distributed to you.  You acknowledge that neither the Company nor any Subsidiary or Affiliate will be held liable for any delay in delivering the proceeds to you.  You agree to sign any agreements, forms and/or consents that may be requested by the Company or the Company’s designated broker to effect any of the remittances, transfers, conversions or other processes affecting the proceeds.

You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Consent to Receive Information in English.  By accepting the Award, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided in the English language.  You accept the terms of those documents accordingly.

sf-3732478

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise.  Vous acceptez les termes en connaissance de cause.

GERMANY

There are no country specific provisions.

ITALY

Cashless Exercise Restriction.  Notwithstanding anything to the contrary in the Award Terms, you will be required to pay the exercise price by a cashless exercise through a licensed securities broker acceptable to the Company, such that all shares of Stock subject to the exercised Options will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any

Tax-Related Items, and broker’s fees or commissions, will be remitted to you.  The Company reserves the right to provide you with additional methods of exercise depending on the development of local law.

Data Privacy Notice.  This provision replaces the Data Privacy section of Appendix A:

You understand that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or other entitlement to shares of stock or equivalent benefits granted, awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.  The Controller of personal data processing is The Chemours Company, with registered offices at 1007 Market Street, Wilmington, DE  19801, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Diego Negri, via Pontaccio 10 Milan, Italy.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan.  You understand that Data may also be transferred to the Company’s stock plan service provider, Bank of America Merrill Lynch, or such other administrator that may be engaged by the Company in the future.  You further understand that the Company and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other sf-3732478

third party with whom you may elect to deposit any shares of Stock acquired at exercise of the Options.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan.  You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data-processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan.  You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.  Furthermore, you are aware that Data will not be used for direct marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment.  In accepting the grant of the Options, you acknowledge that you have received a copy of the Plan and this Agreement and have reviewed the Plan and this Agreement, in their entirety and fully understand and accept all provisions of the Plan and this Agreement.

You acknowledge that you have read and specifically and expressly approved the following sections of this Agreement: Termination of Employment; Withholding; Imposition of Other Requirements; Nature of Grant; Venue; Language; and the Data Privacy section included in this Appendix.

JAPAN

There are no country specific provisions.

MEXICO

No Entitlement or Claims for Compensation.  These provisions supplement the Nature of Grant section of Appendix A:

Modification.  By accepting the Options, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

sf-3732478

Policy Statement.  The grant of Options the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 1007 Market Street, Wilmington, Delaware 19898, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis, and the sole employer is Chemours Company nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment.  By accepting the Options, you acknowledge that you have received copies of the Plan, have reviewed the Plan and this Agreement in their entirety and fully understand and accept all provisions of the Plan and this Agreement.

In addition, by accepting this Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in this Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary or Affiliates are not responsible for any decrease in the value of the shares of Stock underlying the Options.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Subsidiary or Affiliate with respect to any claim that may arise under the Plan.

Spanish Translation

Sin derecho a Compensación o a su reclamación.  Las presentes disposiciones complementan el apartado denominado  Naturaleza del Otorgamiento de los Términos del Otorgamiento:

Modificación.  Al aceptar las Opciones, usted entiende y acepta que, cualquier modificación del Plan o del Contrato o su terminación, no deberá considerarse como un cambio o menoscabo a las condiciones de su relación de trabajo.

Declaración de Políticas.  El Otorgamiento de las Opciones que la Empresa está llevando a cabo en términos del Plan, es unilateral y discrecional y, por lo tanto, la Empresa se reserva el derecho de modificar e interrumpir el mismo en cualquier tiempo, sin responsabilidad alguna.

La Empresa, con domicilio en Market Street 1007, C.P. 19898, Wilmington, Delaware, E.U.A., es la única responsable de la administración del Plan y la participación en el Plan, y la adquisición de acciones no establece, de ninguna manera, una relación de trabajo entre usted y la Empresa, en virtud de que su participación en el Plan es únicamente de carácter comercial y su único patrón es Chemours Company, y tampoco crea ningún derecho entre usted y su patrón.

sf-3732478

Reconocimiento del Documento del Plan.  Al aceptar las Opciones, usted reconoce heber recibido una copia del Plan, haber revisado el Plan y los Términos del Otorgamiento en su totalidad, y comprender y aceptar en su totalidad todas las disposiciones contenidas en el Plan y en los Términos del Otorgamiento.

Adicionalmente, al acceptar los Términos del Otorgamiento, reconoce que ha leído y, específicamente y expresamente, acepta los términos y condiciones contenidos en los Términos del Otorgamiento, en los que claramente se describe y establece lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan es ofrecida por la Empresa de forma completamente discrecional; (iii) la participación en el Plan es voluntaria; y

(iv) la Empresa, así como sus Subsidiarias o Filiales no serán responsables por cualquier disminución en el valor de las acciones subyacentes a las Opciones.

Finalmente, por el presente, usted declara que no se reserva acción legal alguna o derechoque ejercitar en contra de la Empresa por cualquier compensación o daños que se generen como resultado de su participación en el Plan en virtud de ello, usted otorga el finiquito más amplio que en Derecho proceda al Patrón, la Empresa y sus Subsidiarias y Filiales respecto a cualquier reclamación o demanda que pudiera generarse en relación con el Plan.

NETHERLANDS

There are no country specific provisions.

SINGAPORE

Securities Law Information.  The grant of the Options is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  You should note that the Options are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of Stock in Singapore or (ii) any offer of such subsequent sale of Stock subject to the awards in Singapore, unless such sale or offer is made (a) after six months from the Date of Grant or (b) pursuant to the exemptions under Part XIII Division

(1) Subdivision (4) (other than section 280) of the SFA.

SPAIN

Nature of Grant.  This provision supplements the Nature of Grant section of Appendix A:

In accepting the Options, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand and agree that, as a condition of the grant of the Options, except as provided for in under the Termination of Employment section of the Award Terms, the termination of your employment for any reason (including for the reasons listed below) will sf-3732478

automatically result in the loss of the Options that may have been granted to you and that have not vested on the date of termination.

In particular, you understand and agree that any unvested Options as of your termination date and any vested Options not exercised within the period set forth in the Award Terms following your termination date will be forfeited without entitlement to the underlying shares of Stock or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, “despido improcedente,” material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Options under the Plan to individuals who may be employees of the Company or any Subsidiary or Affiliate.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries or Affiliates over and above the specific terms set forth in this Agreement.  Consequently, you understand that the Options are granted on the assumption and condition that the Options and the shares of Stock issued upon exercise shall not become a part of any employment or service contract (either with the Company, the Employer or any Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, you understand that the grant of the Options would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to you of the Options shall be null and void.

Securities Law Information.  The Options and the shares of Stock described in this Agreement do not qualify under Spanish regulations as securities.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory.  The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWITZERLAND

Securities Law Information.  The Options are not intended to be publicly offered in or from Switzerland.  Because the offer of Options is considered a private offering, it is not subject to registration in Switzerland.  Neither this document nor any other materials relating to the Options constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Options may be publicly distributed or otherwise made publicly available in Switzerland.

sf-3732478

TAIWAN

There are no country specific provisions.

UNITED KINGDOM

Responsibility for Taxes.  This provision supplements the Withholding section of the Award Terms:

If payment or withholding of income tax is not made within 90 days of the end of the U.K. tax year in which the event giving rise to the liability for income tax occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax will constitute a loan owed by you to the Employer, effective on the Due Date.  You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Withholding section.  Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income tax liability.  In the event that you are a director or executive officer and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable.  You will be responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer for any employee national insurance contributions due on this additional benefit, which the Company or the Employer may recover at any time thereafter by any of the means referred to in the Withholding section.

sf-3732478